EXHIBIT 10.1

TENTH AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENTS

                         TENTH AMENDMENT TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENTS dated as of December 10, 2004 (this "Amendment") among G-P Receivables, Inc., as the seller (the "Seller"), Georgia-Pacific Corporation, as collection agent (the "Collection Agent"), Blue Ridge Asset Funding Corporation ("Blue Ridge"), CRC Funding, LLC ("CRC"), CAFCO, LLC ("CAFCO"), Gotham Funding Corporation ("Gotham" and, together with Blue Ridge, CRC and CAFCO, the "Purchasers"), Citibank, N.A. ("Citibank"), The Bank of Tokyo-Mitsubishi, Ltd., New York Branch ("BTM"), Wachovia Bank, National Association ("Wachovia" and, together with Citibank and BTM, the "Secondary Purchasers"), Citicorp North America, Inc., as administrative agent (the "Administrative Agent"), Starbird Funding Corporation ("Starbird"), BNP Paribas, acting through its New York Branch ("BNP Paribas"), Three Pillars Funding LLC ("Three Pillars") and SunTrust Bank ("SunTrust").

WITNESSETH

                         WHEREAS, the Seller, the Collection Agent, the Purchasers and the Administrative Agent entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 19, 2001, as amended (the "Primary Purchase Agreement");

                         WHEREAS, the Seller, the Collection Agent, the Secondary Purchasers and the Administrative Agent entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of December 19, 2001, as amended (the "Secondary Purchase Agreement" and, together with the Primary Purchase Agreement, the "Agreements"); and

                         WHEREAS, the parties hereto wish to (i) add additional Purchasers under the Primary Purchase Agreement, (ii) terminate CAFCO's rights and obligations under the Primary Purchase Agreement, (iii) effect a reallocation of the Pro Rata Shares and waive certain provisions of Section 2.01(d) of the Primary Purchase Agreement in connection with such reallocation, (iv) add additional Secondary Purchasers under the Secondary Purchase Agreement, (v) adjust the Commitments of the Secondary Purchasers and (vi) amend the Agreements in the manner and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Unless otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to such terms in the Agreements.

SECTION 2. ADDITION OF PURCHASERS

                         Upon satisfaction of the conditions precedent set forth in Section 8 hereof, each of Starbird and Three Pillars shall be deemed a party to the Primary Purchase Agreement (without further action) as a Purchaser and shall have all of the rights, duties and obligations of a party to the Primary Purchase Agreement.

SECTION 3. REALLOCATION OF PRO RATA SHARES UNDER PRIMARY PURCHASE AGREEMENT

                        (a)       Notwithstanding the provisions of the first sentence of Section 2.01(d) of the Primary Purchase Agreement, upon satisfaction of the conditions precedent set forth in Section 8 hereof, the Pro Rata Shares of the Purchasers under the Primary Purchase Agreement shall be as set forth in Section 6(r) hereof. Each of the Purchasers and the Secondary Purchasers expressly consents to such reallocation and waives compliance with the notice requirement set forth in the first sentence of Section 2.01(d) of the Primary Purchase Agreement. The parties further agree that any noncompliance with the provisions of the Agreements by virtue of the reallocation set forth above shall be deemed not to constitute a breach or default by the Seller under the Agreements, and that such reallocation shall be deemed to be permissible and effective in all respects and for all purposes under the Agreements.

                        (b)       After giving effect to such reallocation, CAFCO's Aggregate Capital will exceed its Pro Rata Share of the Purchase Limit; therefore, as required by, and pursuant to, Section 2.01(d) of the Primary Purchase Agreement, on the effective date of this Amendment, CAFCO will transfer to each of the Purchasers set forth in the table below a Receivable Interest in the amount set forth below opposite such Purchaser's name for a purchase price equal to such amount:

Purchaser	Receivable Interest
Starbird	$70,517,803.26
CRC	$85,706,514.24

Total	$156,224,317.50

                        (c)       After giving effect to such reallocation, Blue Ridge's Aggregate Capital will exceed its Pro Rata Share of the Purchase Limit; therefore, as required by, and pursuant to, Section 2.01(d) of the Primary Purchase Agreement, on the effective date of this Amendment, Blue Ridge will transfer to each of the other Purchasers a Receivable Interest in the amount set forth below opposite such Purchaser's name for a purchase price equal to such amount:

Purchaser	Receivable Interest
Starbird	$24,410,477.86
Gotham	$2,711,446.33
Three Pillars	$94,928,281.12

Total	$122,050,205.31

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                        (d)       Each of CAFCO and Blue Ridge represents and warrants that it is the owner of the Receivable Interest being transferred by it, free and clear of any adverse claim created by CAFCO or Blue Ridge, as the case may be.

                        (e)       Each of CAFCO and Blue Ridge represents and warrants that it is the owner of the Receivable Interest being transferred by it, free and clear of any adverse claim created by CAFCO or Blue Ridge, as the case may be.

                        (f)       Each of CAFCO and Blue Ridge hereby agrees that it shall, at the request of any Purchaser to whom it has transferred a Receivable Interest, execute and deliver to the Administrative Agent such instruments and documents, and take all further actions, that may be necessary, or that such Purchaser may reasonably request, to perfect, protect or more fully evidence the Receivable Interest being transferred by CAFCO or Blue Ridge, as the case may be, to such Purchaser.

SECTION 4. REDUCTION OF CAFCO'S PURCHASE LIMIT

                        (a)       After giving effect to the receipt by CAFCO of the aggregate purchase price for its Receivables Interest as set forth in Section 3(b) above, CAFCO's Purchase Limit will equal zero. The Seller hereby terminates in whole CAFCO's Purchase Limit, effective upon receipt by CAFCO of such aggregate purchase price.

                        (b)       Each Purchaser expressly consents to the termination of CAFCO's Purchase Limit set forth above and waives compliance with the notice requirement set forth in the first sentence of Section 2.01(b) of the Primary Purchase Agreement. The parties further agree that any noncompliance with the provisions of the Primary Purchase Agreement by virtue of the termination set forth above shall be deemed not to constitute a breach or default by the Seller under the Agreements, and that such termination shall be deemed to be permissible and effective in all respects and for all purposes under the Agreements.

                        (c)       From and after the effectiveness of the termination of CAFCO's Purchase Limit set forth above, CAFCO shall be released from all of its obligations under the Primary Purchase Agreement and shall relinquish all of its rights thereunder (other than such rights that expressly survive the termination of CAFCO's Purchase Limit and the right to receive Yield and its Pro Rata Share (before giving effect to this Amendment) of fees payable pursuant to the Fee Letter, if any, accrued through, but unpaid as of, the effective date of this Amendment).

SECTION 5. ADDITION OF SECONDARY PURCHASERS

Upon satisfaction of the conditions precedent set forth in Section 8 hereof, each of BNP Paribas and SunTrust shall be deemed a party to the Secondary Purchase Agreement (without further action) as a Secondary Purchaser and shall have all of the rights, duties and obligations of a party to the Secondary Purchase Agreement.

SECTION 6. AMENDMENTS TO THE PRIMARY PURCHASE AGREEMENT

(a) The introductory paragraph of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

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SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of December 19, 2001 among G-P RECEIVABLES, INC., a Delaware corporation (the "Seller"), GEORGIA-PACIFIC CORPORATION, a Georgia corporation ("Georgia-Pacific"), BLUE RIDGE ASSET FUNDING CORPORATION ("Blue Ridge"), CRC FUNDING, LLC ("CRC"), GOTHAM FUNDING CORPORATION ("Gotham"), STARBIRD FUNDING CORPORATION ("Starbird"), THREE PILLARS FUNDING LLC ("Three Pillars") (each of Blue Ridge, CRC, Gotham, Starbird and Three Pillars and their respective successors and permitted assigns, individually, a "Purchaser" and, collectively, the "Purchasers"), and CITICORP NORTH AMERICA, INC. ("Citicorp"), as agent (the "Administrative Agent") for the Purchasers. Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Article I hereof.

(b) Section 1.01 of the Primary Purchase Agreement shall be amended by deleting the following definitions in their entirety:

Adjusted Net Worth
Asset Sales
Covenant Effective Date
EBITDA
Depositary Notice
Goodwill Amount
Interest Charges
Interest Coverage Ratio
Leverage Ratio
Net Cash Payments
Net Proceeds
Net Worth
OCI Pension Adjustment Amount
Paydown Letter
Payoff Letter
PEPS Senior Deferrable Notes
Premium Equity Participating Security Units
Principal Property
Required Net Worth
Restricted Subsidiary
Timber Adjustment Amount
Timber Note Monetization
Timber Note Receivable
Total Assets
Total Liabilities
Total Specified Debt
Unisource
Unisource Lease Financing

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Unisource Parent Unisource Receivables Securitization

(c) Section 1.01 of the Primary Purchase Agreement is hereby amended by inserting the following definitions in their proper alphabetical sequence:

            "Agent's Account" means the special account of the Administrative Agent maintained at the office of Citibank, N.A. at 399 Park Avenue, New York, New York, or such other account as the Administrative Agent shall designate in writing to the Seller and the Collection Agent from time to time.

            "Asbestos Amounts" means, for any period, with respect to all asbestos-related liabilities and/or related defense costs of Georgia-Pacific and/or any of its Subsidiaries, an amount equal to the aggregate cash payments made by Georgia-Pacific or any of its Subsidiaries for such period relating to or to satisfy such liabilities and/or related defense costs, less any insurance or other proceeds received in cash by Georgia-Pacific or any of its Subsidiaries from any persons or entity other than Georgia-Pacific or any of its Affiliates for such period as reimbursement or indemnification with respect to such liabilities and/or costs.

"Cash Discounts" means, with respect to any Receivable, the aggregate amount of Dilutions which have occurred as a result of the application of credits issued to the related Obligor as cash discounts.

            "Cash Discount Ratio" means, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of Cash Discounts for the most recently completed calendar month and the denominator of which is the aggregate sales of the Originators for the prior calendar month.

            "Consolidated Adjusted Net Income" means, for any period, for Georgia-Pacific and its Subsidiaries on a consolidated basis, an amount equal to (a) the Consolidated Net Income (or loss) for such period, plus (b) without duplication of clause (a) above, other losses (or income) (whether combined or separated in the relevant financial statement) and extraordinary items (determined in accordance with GAAP) for such period, plus or minus (as determined in accordance with the last sentence in this definition) (c) the amount of the cumulative effect of accounting changes of Georgia-Pacific for such period, net of taxes, in each case as such amounts would be shown on the consolidated financial statements of Georgia-Pacific for such period prepared

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in accordance with GAAP. For purposes of calculating Consolidated Adjusted Net Income, if the cumulative effect of accounting changes is a positive number, then such amount shall be subtracted in the calculation thereof, and if such amount is a negative number, then the absolute value of such amount will be added in the calculation thereof.

            "Consolidated EBITDA" means, for any period, for Georgia-Pacific and its Subsidiaries on a consolidated basis, an amount equal to the Consolidated Adjusted Net Income for such period plus (a) the sum of the following to the extent deducted in calculating such Consolidated Adjusted Net Income: (i) Consolidated Interest Charges for such period, (ii) all income taxes for such period, and (iii) all amounts treated as expenses for depreciation, amortization and accretion; in each case with respect to clauses (i), (ii) and (iii) above as such amounts would be shown on the consolidated financial statements of Georgia-Pacific for such period prepared in accordance with GAAP, plus or minus (as determined in accordance with the last sentence in this definition of "Consolidated EBITDA") (b) any Asbestos Amounts for such period. For purposes of calculating "Consolidated EBITDA", if the Asbestos Amounts is a positive number, then such amount shall be subtracted in the calculation thereof, and if the Asbestos Amounts is a negative number, then the absolute value of such amount shall be added in the calculation thereof.

            "Consolidated Funded Debt" means, as of any date of determination, for Georgia-Pacific and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the aggregate amount of all secured borrowings and short-term indebtedness, (b) the aggregate amount of all current portions of long-term indebtedness, and (c) the aggregate amount of all long-term indebtedness, in each case as such amounts would be shown on the consolidated financial statements of Georgia-Pacific as of such time prepared in accordance with GAAP.

            "Consolidated Interest Charges" means, for any period, for Georgia-Pacific and its Subsidiaries on a consolidated basis, all amounts treated as expenses for interest, net of any interest income, as such amounts would be shown on the consolidated financial statements of Georgia-Pacific for such period prepared in accordance with GAAP.

            "Consolidated Net Income" means, for any period, for Georgia-Pacific and its Subsidiaries on a consolidated basis, the net income of Georgia-Pacific and its Subsidiaries for such period as such amount would be shown on the consolidated financial

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statements of Georgia-Pacific for such period prepared in accordance with GAAP.

            "Daily Activity Report" means a report in form of Exhibit G hereto (appropriately completed), furnished by the Collection Agent to each Purchaser and the Administrative Agent pursuant to Section 5.01(j)(ix) hereof.

            "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Georgia-Pacific or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Georgia-Pacific or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

            "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the business, assets and liabilities (actual or contingent), results of operations, or financial condition of Georgia-Pacific and its Subsidiaries, taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Seller, the Collection Agent or any Originator of any Sale Document to which it is a party.

            "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Georgia-Pacific or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other

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than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Georgia-Pacific or any ERISA Affiliate or to which Georgia-Pacific or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

            "Pricing Leverage Ratio" means, as measured as of the end of each fiscal quarter of Georgia-Pacific, the ratio of (a) Consolidated Funded Debt at the last day of such fiscal quarter to (b) Consolidated EBITDA for such Measurement Period ending on the last day of such fiscal quarter. Any change in the Pricing Leverage Ratio shall become effective upon receipt by the Purchasers of a certificate of a Responsible Officer of the Seller delivered in accordance with and as required by Section 5.01(j)(xii).

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

            "Upgrade Event" means Georgia-Pacific's Debt Rating shall be BBB- or higher from S&P (provided, that, at such time, Georgia-Pacific's Debt Rating is not lower than Ba1 from Moody's) or Baa3 or higher from Moody's (provided, that, at such time, Georgia-Pacific's Debt Rating is not lower than BB+ from S&P).

(d) The definition "Concentration Limit" in Section 1.01 of the primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Concentration Limit" means, at any time, for any Obligor, 3.33% of the Total Aggregate Capital outstanding at such time, or such other percentage (a "Special Concentration Limit") for any Obligor listed on Schedule VII or designated with respect to any other Obligor by the Administrative Agent in a writing delivered to the Seller at the instruction of the Purchasers; provided, that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor; provided, further, that no Special Concentration Limit shall be designated with respect to any Obligor which is not rated (i) P-1 by Moody's or, in the case of Lowes Companies, Inc., at least P-2 by Moody's and (ii) at least A-1 by S&P, in each case, at the time of such designation; provided, further, that any Special Concentration Limit (i) may be cancelled by the Administrative Agent (acting

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upon the instructions of any Purchaser), upon not less than three Business Days' notice to the Seller and (ii) shall be cancelled, without any notice or other action by the Administrative Agent or any Purchaser, with respect to (A) any Obligor (other than Lowes Companies, Inc.) if such Obligor is not rated (I) P-1 by Moody's and (II) at least A-1 by S&P and (B) Lowes Companies, Inc., if Lowes Companies, Inc. is not rated at least (I) P-2 by Moody's and (II) A-1 by S&P.

(e) The definition "Contractual Dilution" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Contractual Dilution" means, with respect to any Receivable, the aggregate amount of Dilutions which have occurred as a result of the application of credits issued to the related Obligor as Cash Discounts or other rebates, refunds or incentives pursuant to contractual terms of sale under which such Obligor is entitled to a stipulated maximum discount upon satisfaction of one or more conditions.

(f) The acronym "ACDR" in the definition "Dilution Reserve Percentage" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

ACDR =	the average of the Cash Discount Ratios for the preceding 12 months

(g) The definition "Downgrade Event" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

"Downgrade Event" means Georgia-Pacific's Debt Rating shall be withdrawn or shall fall below BB by S&P or Ba2 by Moody's.
(h) Clause (xvii) of the definition "Eligible Receivable" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (xvii)   the outstanding balance of which is less than or equal to $1,000,000, if the related Obligor has Receivables which remain unpaid for more than 90 days from the original due date thereof that equal or exceed twenty-five percent (25%) of the Outstanding Balance of all Pool Receivables of such Obligor.

(i) The definition "ERISA Affiliate" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Georgia-Pacific

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within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

(j) The definition "Georgia-Pacific Credit Agreement" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Georgia-Pacific Credit Agreement" means the credit agreement dated as of July 2, 2004, among Georgia-Pacific, Bank of America, N.A., as issuing bank and administrative agent for itself and the lenders, and the other financial institutions party thereto, as in effect from time to time.

(k) Subparagraph (a) in the definition "Indebtedness for Borrowed Money" in Section 1.01 of the primary Purchase Agreement shall be amended to read in its entirety as follows:

(a) all indebtedness for such Person for borrowed money;

(l) The definition "Interim Activity Report" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Interim Activity Report" means a report in form of Exhibit H hereto (appropriately completed), furnished by the Collection Agent to each Purchaser and the Administrative Agent pursuant to Section 5.01(j)(ix) hereof.

(m) Subparagraph (iii) in the definition "Investor Rate" in Section 1.01 of the primary Purchase Agreement shall be amended to read in its entirety as follows:

            (iii)       the weighted average, determined on such day, of the Adjusted LIBOR Rate on such day, plus the per annum rate set forth below opposite the Pricing Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter of Georgia-Pacific, to the extent that such Purchaser has any borrowings outstanding under a Liquidity Facility on such day or such Purchaser is the provider of such Liquidity Facility, on the basis of a 360 day year:

	Pricing Leverage Ratio		Applicable Margin
Pricing Level	Greater than	Less than or equal to
Level 1	--	2.25:1.00	1.00%
Level 2	2.25:1.00	3.25:1.00	1.25%
Level 3	3.25:1.00	4.00:1.00	1.50%
Level 4	4.00:1.00	--	2.00%

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(n) The definition "Lock-Box Agreement" in Section 1.01 of the Primary Purchase Agreement is hereby deleted in its entirely and replaced with the following:

            "Lock-Box Agreement" means an agreement, in substantially the form of Exhibit B (or in such other form as shall be acceptable to the Purchasers, the Secondary Purchasers and the Administrative Agent in their sole discretion), among an Originator, the Administrative Agent and a Lock-Box Bank or a Depositary Bank.

(o) The definition "Lock-Box Notice" in Section 1.01 of the Primary Purchase Agreement is hereby deleted in its entirely and replaced with the following:

"Lock-Box Notice" means a notice, in substantially the form of Attachment A to Exhibit B, from the Seller or an Originator to any Lock-Box Bank or any Depositary Bank.

(p) The definition "Loss Reserve" in Section 1.01 of the Primary Purchase Agreement is hereby deleted in its entirely and replaced with the following:

            "Loss Reserve" means, as of any date of determination, the product of (i) a fraction expressed as a percentage, the numerator of which will equal the greatest of (A) (I) if no Upgrade Event has occurred and is continuing, 400% of the Concentration Limit for any Obligor (other than any Special Concentration Limit) on such date or (II) if an Upgrade Event has occurred and is continuing, 300% of the Concentration Limit for any Obligor (other than any Special Concentration Limit) on such date, and (B) the product of (I) 200% of the highest Sales Based Default Ratio for any of the twelve calendar months immediately preceding such date, (II) the Loss Horizon Ratio as of such date and (III) the Payment Terms Factor as of such date, and the denominator of which will equal 1 minus the numerator and (ii) the Total Aggregate Capital on such date.

(q) The definition "Permitted Lien" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

"Permitted Lien" means the Liens permitted or required by Section 7.01 of the Georgia-Pacific Credit Agreement.

(r) The definition "Pro Rata Share" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Pro Rata Share" means, for each Purchaser, the percentage set forth below opposite such Purchaser's name, or such other percentage for such Purchaser as shall result from any reallocation in accordance with Section 2.01(d):

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Blue Ridge	15.625%
Starbird	15.625%
CRC	31.250%
Gotham	21.875%
Three Pillars	15.625%

                        (s)       The definition of "Purchase Limit" in Section 1.01 of the Primary Purchase Agreement shall be amended by deleting the amount "$700,000,000" from the first sentence thereof and inserting in replacement thereof the amount "$800,000,000".

                        (t)       The definition "Reference Banks" in Section 1.01 of the Primary Purchase Agreement shall be amended by inserting the words "BNP Paribas, acting through its New York Branch, and SunTrust Bank" after the word "Association,".

(u) The definition "Related Secondary Purchaser" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Related Secondary Purchaser" means, with respect to each Purchaser set forth below, the Person set forth opposite its name, or, in the case of any Additional Secondary Purchaser under the Secondary Purchase Agreement, the Person specified as such Additional Secondary Purchaser's Related Purchaser.

Blue Ridge	Wachovia Bank, National Association
CRC	Citibank, N.A.
Gotham	The Bank of Tokyo-Mitsubishi, Ltd., New York Branch
Starbird	BNP Paribas, acting through its New York Branch
Three Pillars	SunTrust Bank

(v) The definition "Required Purchasers" in Section 1.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            "Required Purchasers" means, at a particular time, the Purchasers, the aggregate Purchase Limit of which is more than 50% of the overall Purchase Limit; provided, that the Purchase Limit for any Purchaser that has breached a material provision of this Agreement shall be zero for so long as such breach has not been cured.

                        (w)       The definition "Secondary Purchasers" in Section 1.01 of the Primary Purchase Agreement shall be amended by inserting the words "BNP Paribas, acting through its New York Branch, SunTrust Bank," after the word "Association,".

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(x) The first sentence of Section 2.01(c) of the Primary Purchase Agreement shall be amended by deleting the word "five" contained therein and substituting in replacement thereof the word "two".

(y) Section 2.01(j) of the Primary Purchase Agreement shall be amended to read its entirety as follows:

(j) The Facility Termination date shall be December 9, 2007.

(z) The first sentence of Section 2.02(a) of the Primary Purchase Agreement shall be amended by deleting the word "three" contained therein and substituting in replacement thereof the word "two".

(aa) Section 2.04(b) of the Primary Purchase Agreement shall be amended to read in their entirety as follows:

(b) The Collection Agent shall, on each day on which Collections of Pool Receivables are received by it with respect to any Receivable Interest owned by a Purchaser:

(bb) Section 2.04(b)(i) of the Primary Purchase Agreement shall be amended to read in their entirety as follows:

            (i)       set aside and hold in trust for such Purchaser, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to such Purchaser's Yield and Pro Rata Share of the Collection Agent Fee and fees payable pursuant to the Fee Letter, if any, accrued through such day for such Receivable Interest and not previously set aside; provided, that notwithstanding the preceding clause, unless the Administrative Agent shall have given notice at the direction of the Required Purchasers to the contrary, such amounts may be commingled with the Collection Agent's other funds prior to their payment to the Purchasers;

(cc) Section 2.04(b)(v) of the Primary Purchase Agreement shall be amended to read in their entirety as follows:

                      (v)         if such day is a Mandatory Reduction Day, to the extent not set aside and held in the Agent's Account pursuant to Section 2.04(e), set aside and hold in trust for the Purchaser the entire remainder of such percentage of Collections, or if the remainder of such Collections exceeds the remaining amount of the Mandatory Reduction Amount for such day, the portion of the remainder of such Collections equal to such remaining amount of the Mandatory Reduction Amount; provided, that, notwithstanding

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the preceding clause, unless the Administrative Agent shall have given notice at the direction of the Required Purchasers to the contrary, such amounts may be commingled with the Collection Agent's other funds prior to their payment to the Purchasers; provided, further, that if a Downgrade Event has occurred and is continuing, such notice may be given by the Administrative Agent in its sole discretion or at the direction of any Purchaser; and

(dd) Section 2.04 of the Primary Purchase Agreement shall be amended by adding a new paragraph (e) as follows:

(e) If the Collection Agent shall be required to segregate and deposit Collections to the Agent's Account in accordance with Section 6.02(b):

            (i)         so long as no Event of Termination, Liquidation Day or Mandatory Reduction Day has occurred and is continuing, the Collection Agent shall be permitted to withdraw amounts from the Agent's Account and, on each day, apply all Collections so withdrawn from the Agent's Account in accordance with Section 2.04(b);

            (ii)         if an Event of Termination or a Liquidation Day has occurred and is continuing, the Collection Agent shall not be permitted to withdraw any amounts from the Agent's Account unless and until such Event of Termination or Liquidation Day is no longer continuing, and amounts on deposit in the Agent's Account shall be allocated and paid to each Purchaser (based on its Pro Rata Share), and applied by such Purchaser, on each day in accordance with Section 2.04(c); and

            (iii)       if a Mandatory Reduction Day has occurred and is continuing (and no Event of Termination or Liquidation Day has occurred and is continuing), all Collections on deposit in the Agent's Account in excess of the Mandatory Reduction Amount of all of the Purchasers shall be applied as provided in Section 2.04(b) and, on Friday of each week, if such day is a Mandatory Reduction Day, the Collection Agent shall (and if the Collection Agent does not do so, the Administrative Agent shall, at the direction of any Purchaser) immediately cause to be to remitted to each Purchaser such Purchaser's Mandatory Reduction Amount from Collections on deposit in the Agent's Account.

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Amounts on deposit in the Agent's Account shall remain uninvested at all times.

(ee) Section 3.01 of the Primary Purchase Agreement shall be amended by deleting paragraphs (g) and (h) thereof in their entirety.

(ff) Section 4.01(a) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (a)       It is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified except where the failure to be so qualified would reasonably be expected to (i) have a Material Adverse Effect or (ii) materially adversely affect its ability to perform its obligations hereunder or under any Transfer Agreement or the Secondary Purchase Agreement. As of the date hereof, Georgia-Pacific owns directly or indirectly 100% of the issued and outstanding common stock of the Seller.

(gg) Section 4.01(e) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (e)       The consolidated financial statements of the Collection Agent and its subsidiaries as of January 3, 2004, copies of which have been furnished to the Purchasers, fairly present the financial condition of the Collection Agent and its subsidiaries as of such date and the consolidated results of their operations for the period ended on such date, and have been prepared in accordance with GAAP consistently applied in all material respects by the Collection Agent and its subsidiaries throughout the period involved, except as set forth in the notes thereto and since such date there occurred no event or condition which would reasonably be expected to have a Material Adverse Effect.

(hh) Section 4.01(f) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (f)       There is no pending or threatened action or proceeding affecting the Seller or the Collection Agent or any of their respective subsidiaries or properties before any court, governmental agency or arbitrator which would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect upon (1) any Purchaser's interest in the Pool Receivables generally or in any significant portion of the Pool Receivables, the Related Security or the Collections with respect

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thereto, (2) the collectibility of the Pool Receivables generally or of any significant portion of the Pool Receivables, or (3) the ability of the Seller or the Collection Agent to perform its respective obligations under this Agreement or any other Sale Document to which it is a party. Neither the Seller nor the Collection Agent is in default with respect to any order of any court, arbitrator or governmental body. No Event of Termination, or event which, with the passage of time or the giving of notice, or both, would be an Event of Termination, is continuing.

(ii) Section 4.01(j) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

                        Each Daily Activity Report, Interim Activity Report and Investor Report (if prepared by the Seller, an Originator or one of their Affiliates, or to the extent that information contained therein is supplied by the Seller, an Originator or an Affiliate), information, exhibit, financial statement, document, book, record or report (other than projections prepared in good faith) furnished or to be furnished at any time by a Responsible Officer of the Seller or an Originator to the Administrative Agent or the Purchasers in connection with this Agreement was, is, or will be accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent or the Purchasers, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(jj) Section 4.01(o) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (o)       No event has occurred which would reasonably be expected to (i) have a Material Adverse Effect since the date of the most recent annual report provided to the Purchasers by the Seller pursuant to Section 5.01(j)(ii) or (ii) materially adversely affect the ability of the Seller or the Collection Agent to perform its obligations under this Agreement or any other Sale Document to which it is a party.

(kk) Section 5.01(a) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

(a) Compliance with Laws, Etc. Each of the Seller and the Collection Agent shall comply in all material respects with its

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certificate of incorporation and by-laws and all applicable laws, rules, regulations and orders with respect to it, its properties, and all Receivables in which the Purchasers have a Receivable Interest, and shall preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where it does business, except where the failure to so comply, preserve, maintain or qualify would not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially adversely affect its ability to perform its obligations under this Agreement or any other Sale Document to which it is a party.

(ll) Section 5.01(c) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (c)       Performance and Compliance with Contracts and Credit and Collection Policy. The Seller and the Collection Agent shall, at their own respective expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by them under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract; provided, however, any failure to so perform or comply shall not constitute a breach hereof except to the extent such failure or non-compliance would reasonably be expected to have a material adverse effect upon (i) any Purchaser's interest in the Pool Receivables generally or in any significant portion of the Pool Receivables, the Related Security or the Collections with respect thereto, (ii) the collectibility of the Pool Receivables generally or of any significant portion of the Pool Receivables, (iii) the ability of the Seller, any Originator or the Collection Agent to perform its duty to collect Pool Receivables generally or otherwise perform its respective obligations hereunder or under any Transfer Agreements or under any Consent and Acknowledgment or (iv) the perfection of or exercise by the Administrative Agent or any Purchaser of its rights and remedies under this Agreement or any other Sale Document.

(mm) Section 5.01(h) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (h)       Change in Payment Instructions to Obligors. The Seller and the Collection Agent shall not, and shall not permit any Originator to, add or terminate any bank as a Lock-Box Bank or a Depositary Bank from those listed in Schedule I hereto or Schedule II hereto, respectively, except as such schedules may be

17

amended in accordance herewith, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Collection Agent or an Originator or payments to be made to any Lock-Box Bank or Depositary Bank, unless the Administrative Agent and the Purchasers shall have received, at least 10 days before the proposed effective date therefor, written notice of such addition, termination or change, together with an amended Schedule I or Schedule II, as the case may be, which amended schedules shall give effect to such addition, termination or change, and, with respect to the addition of a Lock-Box Bank or a Depositary Bank, an executed Lock-Box Agreement from such new Lock-Box Bank or such new Depositary Bank, as the case may be; provided, however, that the Seller, the Collection Agent or an Originator shall be permitted to make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box Account or Depositary Account.

(nn) Section 5.01(i) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (i)       Deposits to Lock-Box Accounts and Depositary Accounts. The Seller shall, and shall cause each Originator to, direct each Obligor to remit all Collections of Pool Receivables of such Obligor to a Lock-Box Account or Depositary Account, in each case, with respect to which a Lock-Box Agreement is in full force and effect. The Seller shall, and shall cause each Originator to, deposit, or cause to be deposited, all Collections of Pool Receivables received by the Seller or an Originator into Lock-Box Accounts or Depositary Accounts, in each case, with respect to which a Lock-Box Agreement is in full force and effect, within two (2) Business Days of the receipt thereof.

(oo) Section 5.01(j)(iii) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (iii)       as soon as possible and in any event within five days after (1) the occurrence of each Event of Termination or Potential Termination Event of which the Seller has knowledge, (2) any material change in the Credit and Collection Policy or (3) any action, proceeding or judgment affecting the Seller or any Originator which would reasonably be expected to have (x) a Material Adverse Effect or (y) a material adverse effect upon (i) the Seller's interest in Receivables purchased from any Originator under a Transfer Agreement or any Purchaser's interest in the Pool Receivables generally or in any significant portion of the Pool Receivables, the Related Security or the Collections with respect

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thereto, (ii) the collectibility of the Pool Receivables generally or of any significant portion of the Pool Receivables, or (iii) the ability of the Seller or any Originator to perform its respective obligations under the Sale Documents, a statement of a Responsible Officer of the Seller or his designee setting forth details thereof and the action that the Originator has taken and proposes to take with respect thereto, it being understood that the Originator shall implement such reasonable procedures as shall be designed to ensure that the Treasurer shall promptly become aware of any Event of Termination or Potential Termination Event;

(pp) Sections 5.01(j)(ix) and (x) of the Primary Purchase Agreement shall be amended to read in their entirety as follows:

            (ix)       an Interim Activity Report shall be provided at weekly intervals; provided, that if an Upgrade Event shall occur, an Investor Report shall be provided at monthly intervals on or prior to each Investor Report Date for so long as such condition for monthly reporting continues to be satisfied; provided, further, that if Georgia-Pacific's Debt Rating shall be withdrawn or shall fall below BB by S&P and Ba2 by Moody's or below either BB- by S&P or Ba3 by Moody's, a Daily Activity Report shall be provided at daily intervals for so long as such condition for daily reporting continues to be satisfied. Each report will cover the period since the most recent report and each subsequent report will cover the period since the prior report;

            (x)        on or prior to the date which is 45 days after the end of each fiscal quarter of Georgia-Pacific (or, if earlier with respect to any such fiscal quarter, upon the public release of Georgia-Pacific's financial statements for such fiscal quarter), a certificate signed by a Responsible Officer of the Seller stating that no Event of Termination under Section 7.01(r) has occurred and is continuing and providing the related calculations necessary to measure compliance with Section 7.01(r) with respect to such fiscal quarter; provided, that such certificate shall not be required if a statement required by clause (iii) above has been furnished with respect to such fiscal quarter and such statement indicates that an Event of Termination under Section 7.01(r) has occurred;

                        (qq)       Sections 5.01(j) of the Primary Purchase Agreement shall be amended by deleting the word "and" at the end of paragraph (xi) thereof, renumbering paragraph (xii) thereof to be paragraph (xiii) and adding a new paragraph (xii) thereto as follows:

(xii) on or prior to the date which is 45 days after the end of each fiscal quarter of Georgia-Pacific (or, if earlier with respect to any such fiscal quarter, upon the public release of

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Georgia-Pacific's financial statements for such fiscal quarter), a certificate signed by a Responsible Officer of the Seller showing the calculation of the Pricing Leverage Ratio for the most recently completed fiscal quarter of Georgia-Pacific; and

(rr) Section 5.01(w) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (w)       Agreed Procedures. On or before the day which is 30 days prior to any date after December 18, 2002 on which an extension of the Facility Termination Date shall become effective (any such date, an "Extension Effective Date"), a firm of nationally recognized independent certified public accountants (who may render other services to the Collection Agent or the Seller) or other representatives of the Agent (the "field examiners") shall furnish a report (which report shall cover, initially, the period from November 1, 2002 to a date specified by the Seller which is no more than 60 days prior to the related Extension Effective Date (any such date so specified, a "Cut-Off Date"), and thereafter the period from the prior Cut-Off Date to the immediately succeeding Cut-Off Date) to each Purchaser to the effect that they have applied such procedures as the Purchasers may reasonably request and examined certain documents and records relating to the servicing of the Pool Receivables under this Agreement and that, based upon such procedures, nothing has come to the attention of such accountants or field examiners, as the case may be, that caused them to believe that the servicing (including, without limitation, the allocation of the Collections) has not been conducted in compliance with the terms of this Agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement, and in addition, each report shall set forth the procedures performed. Any reasonable costs incurred by such accountants or field examiners, as the case may be, in connection with the preparation and furnishing of such report shall be paid by the Seller promptly upon receipt by the Seller of an invoice therefor.

(ss) Section 5.01(y) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

(s) Coverage Ratio. The Seller shall not permit at any time the Receivables Interests of any Purchaser to exceed such Purchaser's Pro Rata Share or the Aggregate Receivable Interest to exceed 100%.

(tt) The third sentence of Section 6.01 of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

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So long as no Downgrade Event has occurred and is continuing, the Purchasers may designate as Collection Agent any Person (including a Purchaser or a Secondary Purchaser) to succeed Georgia-Pacific or any successor Collection Agent, if such Person shall consent and agree to the terms hereof; provided, that if a Downgrade Event has occurred and is continuing, Georgia-Pacific may be removed as Collection Agent by the Administrative Agent at the request of the Required Purchasers.

(uu) Section 6.02(b) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (b)       The Collection Agent shall administer the Collections in accordance with the procedures described herein and in Section 2.04. The Collection Agent shall set aside and hold in trust for the account of the Seller and each Purchaser, their respective shares of the Collections of Pool Receivables in accordance with Section 2.04 but shall not be required, except either upon the request of the Administrative Agent acting at the direction of the Required Purchasers or upon the occurrence and during the continuance of an Event of Termination or a Potential Termination Event or on each day on which the Seller is required to deliver a Daily Activity Report pursuant to Section 5.01(j)(ix), to segregate the funds constituting each Purchaser's share of such Collections from the general funds of the Collection Agent or the Seller prior to the remittance thereof in accordance with Section 2.04. If the Collection Agent shall be required to segregate Collections pursuant to the proceeding sentence, the Collection Agent shall segregate and deposit to the Agent's Account such allocable share of Collections of Pool Receivables set aside for the Purchasers on the first Business Day following receipt by the Collection Agent of such Collections. Any Collections deposited to the Agent's Account shall be applied in accordance with Section 2.04(e).

(vv) The second and third sentences of Section 6.02(g) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

So long as no Event of Termination then exists, the Collection Agent will use its best efforts to provide the Purchasers and the Administrative Agent with the information in clauses (i) and (ii) above on a more frequent basis if requested by any of the Purchasers. Following an Event of Termination and during the continuation thereof, the Collection Agent will provide the Purchasers and the Administrative Agent with the information in clauses (i) and (ii) above on a more frequent basis if required by the Required Purchasers.

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(ww) Section 6.03(a) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

Upon five days notice to the Seller, unless the Required Purchasers determine in their sole discretion that it would be impracticable or inadvisable to give such notice, the Administrative Agent at the direction of the Required Purchasers is authorized at any time to date and to deliver to the Lock-Box Banks and to the Depositary Bank, the Lock-Box Notices; provided, that if a Downgrade Event or an Event of Termination has occurred and is continuing, such action by the Administrative Agent may be taken at any time in the sole discretion of the Administrative Agent or at the direction of any Purchaser. The Seller hereby transfers to the Administrative Agent, effective when the Administrative Agent delivers such Lock-Box Notices, the exclusive ownership and control of such Lock-Box Accounts or such Depositary Accounts. The Seller shall, and shall cause each Originator to, take any actions reasonably requested by the Administrative Agent to effect such transfer. The Administrative Agent at the direction of the Required Purchasers may notify the Obligors of Pool Receivables, at any time and at the Seller's expense, of the ownership of Receivable Interests under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. In furtherance of the foregoing, the Administrative Agent shall, upon the direction of the Required Purchasers, be entitled to take all such actions as it deems necessary or advisable to exercise dominion and control over the collection and servicing of the Pool Receivables including such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Pool Receivables to come into the possession of the Administrative Agent rather than the Seller. Unless the Required Purchasers determine in their sole discretion that it would be impractical or inadvisable to do so, the Purchasers must give the Seller five days prior notice of any such action.

(xx) Section 7.01(f) of the Primary Purchase Agreement shall be amended by deleting the amount "$75,000,000" and substituting in replacement thereof the amount "$100,000,000".

(yy) Section 7.01(i) of the Primary Purchase Agreement shall be amended by deleting the number "45" and substituting in replacement thereof the number "60".

(zz) Section 7.01(k) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

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            (k)       (i) One of more final judgments shall be entered against the Seller or (ii) there is entered against any Originator (A) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (B) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect upon any Purchaser's interest in the Pool Receivables generally or in any significant portion of the Pool Receivables, the Related Security or the Collections with respect thereto, the collectibility of the Pool Receivables generally or of any significant portion of the Pool Receivables, the ability of the Seller, any Originator or the Collection Agent to perform its duty to collect Pool Receivables generally or otherwise perform its respective obligations hereunder or under any Transfer Agreements or under any Consent and Acknowledgment or the perfection of or exercise by the Administrative Agent or any Purchaser of its rights and remedies under this Agreement or any other Sale Document, and, in either case, (I) enforcement proceedings are commenced by any creditor upon such judgment or order, or (II) there is a period of 30 consecutive days during which such judgment or order remains unsatisfied or during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(aaa) Section 7.01(l) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

            (l)       (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Georgia-Pacific or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) Georgia-Pacific or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; provided, however, that with respect to Georgia-Pacific or any ERISA Affiliate such liability or installment payment, as the case may be, shall be greater than $100,000,000; or

(bbb) Section 7.01(m) of the Primary Purchase Agreement shall be amended to read in its entirety as follows:

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            (m)       (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Seller under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Seller fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; provided, however, that it shall not be an Event of Termination under this paragraph (m) if such liability or installment payment arises because the Seller is an ERISA Affiliate (in which case, paragraph (l) of this Section 7.01 shall control); or

(ccc) Section 7.01(n) of the Primary Purchase Agreement shall be amended by deleting the percentage "20%" and substituting in replacement thereof the percentage "33⅓%".

                        (ddd)       Section 7.01 of the Primary Purchase Agreement shall be amended by adding the word "or" at the end of paragraph (q) thereof, deleting paragraphs (r), (s), (t) and (u) thereof and substituting in replacement thereof a new paragraph (r) as follows:

(r) The occurrence of an event of default under the Georgia-Pacific Credit Agreement arising as a result of the breach of any financial covenant contained therein;

(eee) Schedules I and II of the Primary Purchase Agreement shall be amended as set forth in Exhibits A and B, respectively, attached hereto.

(fff) The Primary Purchase Agreement shall be amended by adding a new Schedule VII and new Exhibits G and H as attached hereto as Exhibits C, D and E, respectively.

SECTION 7. AMENDMENTS TO SECONDARY PURCHASE AGREEMENT

(a) The introductory paragraph of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

            SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of December 19, 2001 among G-P Receivables, Inc., a Delaware corporation (the "Seller"), GEORGIA-PACIFIC CORPORATION, a Georgia corporation (the "Collection Agent"), CITIBANK, N.A. ("Citibank"), THE BANK OF TOKYO-MITSUBISHI, LTD., NEW YORK BRANCH ("BTM"), WACHOVIA BANK, NATIONAL ASSOCIATION ("Wachovia"), BNP PARIBAS, acting through its New York Branch ("BNP Paribas"), SUNTRUST BANK ("SunTrust") (each of Citibank, BTM, Wachovia, BNP Paribas and SunTrust, individually, a "Secondary Purchaser" and, collectively, the "Secondary Purchasers") and CITICORP NORTH AMERICA, INC. ("Citicorp"), as agent (the

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"Administrative Agent") for the Secondary Purchasers. Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Article I hereof.

                        (b)       The definition of "Commitment" in Section 1.01 of the Secondary Purchase Agreement shall be amended by deleting the amount "$700,000,000" from the first sentence thereof and inserting in replacement thereof the amount "$800,000,000".

(c) Paragraph (a) of the definition "Investor Rate" in Section 1.01 of the of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

            (a)       a rate equal to the weighted average of the Adjusted LIBOR Rate for the Fixed Period occurring within such Settlement Period or portion thereof, plus the per annum rate set forth below opposite the Pricing Leverage Ratio determined as of the last day of the immediately preceding fiscal quarter of Georgia-Pacific, or such other rate as such Secondary Purchase and the Seller shall agree in writing:

	Pricing Leverage Ratio		Applicable Margin
Pricing Level	Greater than	Less than or equal to
Level 1	--	2.25:1.00	1.00%
Level 2	2.25:1.00	3.25:1.00	1.25%
Level 3	3.25:1.00	4.00:1.00	1.50%
Level 4	4.00:1.00	--	2.00%

(d) The definition of "Reference Banks" in Section 1.01 of the Secondary Purchase Agreement shall be amended by inserting the words "BNP Paribas, SunTrust" after "BTM".

(e) The definition of "Related Purchaser" in Section 1.01 of the Secondary Purchase Agreement shall be amended in its entirety to read as follows:

            "Related Purchaser" means, with respect to each Purchaser set forth below, the Person set forth opposite its name, or, in the case of any Additional Purchaser under the Primary Purchase Agreement, the Person specified as such Additional Purchaser's Related Purchaser.

	BNP Paribas	Starbird
	BTM	Gotham
	Citibank	CRC
	SunTrust	Three Pillars
	Wachovia Bank	Blue Ridge

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(f) The definition "Required Secondary Purchasers" in Section 1.01 of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

                        "Required Secondary Purchasers" means, at a particular time, the Secondary Purchasers, the aggregate Commitment of which is more than 50% of the overall Commitment; provided, that the Commitment for any Purchaser that has breached a material provision of this Agreement shall be zero for so long as such breach has not been cured.

(g) The first sentence of Section 2.01(c) of the Secondary Purchase Agreement shall be amended by deleting the word "five" contained therein and substituting in replacement thereof the word "two".

(h) The second proviso in Section 2.01(j) of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

provided, however, that the Expiration Date shall not be later than the "Facility Termination Date" of the Primary Purchase Agreement

(i) The first sentence of Section 2.02(a) of the Secondary Purchase Agreement shall be amended by deleting the word "three" contained therein and substituting in replacement thereof the word "two".

(j) The third sentence of Section 6.01 of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

So long as no Downgrade Event has occurred and is continuing, the Secondary Purchasers may designate as Collection Agent any Person (including a Purchaser or a Secondary Purchaser) to succeed Georgia-Pacific or any successor Collection Agent, if such Person shall consent and agree to the terms hereof; provided, that if a Downgrade Event has occurred and is continuing, Georgia-Pacific may be removed as Collection Agent by the Administrative Agent at the request of the Required Secondary Purchasers.

(k) Section 6.02(b) of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

            (b)       The Collection Agent shall administer the Collections in accordance with the procedures described herein and in Section 2.04. The Collection Agent shall set aside and hold in trust for the account of the Seller and each Secondary Purchaser, their respective shares of the Collections of Pool Receivables in accordance with Section 2.04 but shall not be required, except either upon the request of the Administrative Agent acting at the direction of the Required Secondary Purchasers or upon the

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occurrence and during the continuance of an Event of Termination or a Potential Termination Event or on each day on which the Seller is required to deliver a Daily Activity Report pursuant to Section 5.01(j)(ix), to segregate the funds constituting each Secondary Purchaser's share of such Collections from the general funds of the Collection Agent or the Seller prior to the remittance thereof in accordance with Section 2.04. If the Collection Agent shall be required to segregate Collections pursuant to the proceeding sentence, the Collection Agent shall segregate and deposit to the Agent's Account such allocable share of Collections of Pool Receivables set aside for the Secondary Purchasers on the first Business Day following receipt by the Collection Agent of such Collections. Any Collections deposited to the Agent's Account shall be applied in accordance with Section 2.04(e).

(l) The second and third sentences of Section 6.02(g) of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

So long as no Event of Termination then exists, the Collection Agent will use its best efforts to provide the Secondary Purchasers and the Administrative Agent with the information in clauses (i) and (ii) above on a more frequent basis if requested by any of the Secondary Purchasers. Following an Event of Termination and during the continuation thereof, the Collection Agent will provide the Secondary Purchasers and the Administrative Agent with the information in clauses (i) and (ii) above on a more frequent basis if required by the Required Secondary Purchasers.

(m) Section 6.03(a) of the Secondary Purchase Agreement shall be amended to read in its entirety as follows:

Upon five days notice to the Seller, unless the Required Secondary Purchasers determine in their sole discretion that it would be impracticable or inadvisable to give such notice, the Administrative Agent at the direction of the Required Secondary Purchasers is authorized at any time to date and to deliver to the Lock-Box Banks and to the Depositary Bank, the Lock-Box Notices; provided, that if a Downgrade Event or an Event of Termination has occurred and is continuing, such action by the Administrative Agent may be taken at any time in the sole discretion of the Administrative Agent or at the direction of any Secondary Purchaser. The Seller hereby transfers to the Administrative Agent, effective when the Administrative Agent delivers such Lock-Box Notices, the exclusive ownership and control of such Lock-Box Accounts or such Depositary Accounts. The Seller shall, and shall cause each Originator to, take any actions reasonably requested by the Administrative Agent to effect such

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transfer. The Administrative Agent at the direction of the Required Secondary Purchasers may notify the Obligors of Pool Receivables, at any time and at the Seller's expense, of the ownership of Receivable Interests under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. In furtherance of the foregoing, the Administrative Agent shall, upon the direction of the Required Secondary Purchasers, be entitled to take all such actions as it deems necessary or advisable to exercise dominion and control over the collection and servicing of the Pool Receivables including such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Pool Receivables to come into the possession of the Administrative Agent rather than the Seller. Unless the Required Secondary Purchasers determine in their sole discretion that it would be impractical or inadvisable to do so, the Secondary Purchasers must give the Seller five days prior notice of any such action.

(n) Section 7.01(a) of the Secondary Purchase Agreement shall be amended by deleting "(u)" on the first line thereof and substituting in replacement thereof "(r)".

SECTION 8. CONDITIONS PRECEDENT.
The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) The receipt by the parties hereto of this Amendment, executed by each of the parties hereto;

                        (b)       The receipt by the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars and SunTrust of an executed amendment to each of the Transfer Agreements, amending provisions in the Transfer Agreements in a similar manner as the provisions of the Agreements are amended by this Agreement;

                        (c)       The receipt by the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars and SunTrust of an executed fee letter (the "Fee Letter") among the Seller, Georgia-Pacific, the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars and SunTrust with respect to the payment of certain fees;

                        (d)       The receipt by the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars and SunTrust of favorable opinions of counsel for the Seller and for the Collection Agent as to such matters as the Purchasers, the

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Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars or SunTrust may reasonably request;

                        (e)       The receipt by the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars and SunTrust of a certificate, in form and substance satisfactory to the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars and SunTrust, from a Responsible Officer of the Seller certifying that (i) the representations and warranties contained in Article IV of the Agreements as amended hereby are true and correct on and as of the date hereof as though made on and as of such date and (ii) no event (other than such events which have been waived) has occurred and is continuing, or would result from the execution, delivery or performance of this Amendment or from the consummation of the transactions contemplated hereby, that constitutes an Event of Termination or a Potential Termination Event;

                        (f)       The receipt by the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars or SunTrust of such other certificates from Responsible Officers of the Seller and/or the Collection Agent with respect to such matters as the Purchasers, the Secondary Purchasers, the Administrative Agent, Starbird, BNP Paribas, Three Pillars or SunTrust may reasonably request, including, without limitation, matters with respect to incumbency, due authorization and the organizational documents of the Seller and the Collection Agent;

(g) The receipt by the Administrative Agent of amendments to any Lock-Box Agreement as the Administrative Agent may reasonably request; and

(h) The payment of all fees due and payable on or prior to such date in accordance with the Fee Letter.

SECTION 9. CONDITION SUBSEQUENT

                         Within 60 days of the Effective Date, the Seller shall (i) cause to be established and maintained with the Administrative Agent the Agent's Account and (ii) deliver, or cause to be delivered, to the Agent a Lockbox Agreement with respect thereto.

SECTION 10. EXPENSES

                         The Seller and the Collection Agent jointly and severally agree to pay on demand all reasonable costs and expenses actually incurred in connection with the preparation, execution, delivery and administration of this Amendment, including, without limitation, the reasonable fees and disbursements of one firm of outside counsel to represent the Purchasers, the Secondary Purchasers Starbird, BNP Paribas, Three Pillars, SunTrust and the Administrative Agent.

SECTION 11. EXECUTION IN COUNTERPARTS

                         This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one and the same agreement.

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SECTION 12. GOVERNING LAW

THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 13. SEVERABILITY OF PROVISIONS

                         Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14. CAPTIONS

The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 15. AGREEMENTS TO REMAIN IN FULL FORCE AND EFFECT

                         This Amendment shall be deemed to be an amendment to the Agreements. All references to the Agreements in any other agreement or document shall on and after the effective date of this Amendment be deemed to refer to the Agreements as amended hereby.

SECTION 16. NO PROCEEDINGS

                         Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against, any Purchaser, Starbird or Three Pillars any bankruptcy, reorganization, insolvency or similar proceeding until the date which is one year and one day since the last day on which any commercial paper notes issued by such Purchaser, Starbird or Three Pillars, as the case may be, shall have matured.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the date first above written.

G-P RECEIVABLES, INC.

By:	/s/ PHILLIP M. JOHNSON

Name: Phillip M. Johnson
Title: Vice President and Treasurer

GEORGIA-PACIFIC CORPORATION

By:	/s/ PHILLIP M. JOHNSON

Name: Phillip M. Johnson
Title: Vice President and Treasurer

S-1

BLUE RIDGE ASSET FUNDING CORPORATION

By:	WACHOVIA CAPITAL MARKETS, LLC, as
Attorney-In-Fact

By:	/s/ DOUGLAS R. WILSON, SR.

Name: Douglas R. Wilson, Sr.
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ EERO MAKI

Name: Eero Maki
Title: VP

S-2

CRC FUNDING LLC

By:	CITICORP NORTH AMERICA, INC., as
Attorney-In-Fact

By:	/s/ PATRICIA SCHAUPP

Name: Patricia Schaupp
Title: Vice President

CAFCO, LLC.

By:	CITICORP NORTH AMERICA, INC., as
Attorney-In-Fact

By:	/s/ PATRICIA SCHAUPP

Name: Patricia Schaupp
Title: Vice President

CITIBANK, N.A.

By:	/s/ PATRICIA SCHAUPP

Name: Patricia Schaupp
Title: Vice President

CITICORP NORTH AMERICA, INC., as
Administrative Agent

By:	/s/ PATRICIA SCHAUPP

Name: Patricia Schaupp
Title: Vice President

S-3

GOTHAM FUNDING CORPORATION

By:	/s/ R. DOUGLAS DONALDSON

Name: R. Douglas Donaldson
Title: Treasurer

THE BANK OF TOKYO-MITSUBISHI, LTD.,
NEW YORK BRANCH

By:	/s/ KAREN OSSOLINSKI

Name: Karen Ossolinski
Title: Authorized Signatory

S-4

STARBIRD FUNDING CORPORATION

By:	/s/ R. DOUGLAS DONALDSON

Name: R. Douglas Donaldson
Title: Treasurer

BNP PARIBAS, NEW YORK BRANCH

By:	/s/ SEAN REDDINGTON

Name: Sean Reddington
Title: Managing Director

By:	/s/ MICHAEL GONIK

Name: Michael Gonik
Title: Director

S-5

THREE PILLARS FUNDING LLC

By:	/s/ EVELYN ECHEVARRIA

Name: Evelyn Echevarria
Title: Vice President

SUNTRUST BANK

By:	/s/ STEPHEN A. MCKENNA

Name: Stephen A. McKenna
Title: Managing Director
Senior Risk Officer

S-6